BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York  10286

March 31, 2021

BNY Mellon Ultra Short Income Fund

240 Greenwich Street
New York, New York  10286

Re:       Fee Waiver and Expense Limitation

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Ultra Short Income Fund (the "Trust"), as follows:

Until March 31, 2022, BNYM Investment Adviser will waive receipt of a portion of its management fees in the amount of 0.05% of the value of the Trust's average daily net assets.  On or after March 31, 2022, BNYM Investment Adviser may terminate this waiver agreement at any time.

Until March 31, 2022, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses attributable to Class D and Class Z shares of the Trust so that the direct expenses of Class D and Class Z shares (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 0.35%.  On or after March 31, 2022, BNYM Investment Adviser may terminate this expense limitation at any time.

Until March 31, 2022, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses attributable to Institutional shares of the Trust so that the direct expenses of Institutional shares (excluding taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 0.20%.  On or after March 31, 2022, BNYM Investment Adviser may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Trust, upon the approval of the Board of Directors of the Trust and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to March 31, 2022, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Trust.

                                                                        BNY MELLON INVESTMENT ADVISER, INC.

                                                                        By: /s/ James Bitetto
                                           James Bitetto

                                                                               Secretary

Accepted and Agreed To:

BNY MELLON ULTRA SHORT INCOME FUND

By: /s/ James Windels

       James Windels

       Treasurer